EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated April 23, 1997, (except for Note 16, as to which the date is April 30, 1997), in Amendment No. 4 to the Registration Statement (Form S-1 No.333-23553) and related Prospectus of Cirrus Logic, Inc. for the registration of $280,725,000 principal amount of its 6% Convertible Subordinated Notes due December 15, 2003 and 11,591,219 shares of its common stock.

Our audit also included the consolidated financial statement schedule of Cirrus Logic, Inc. listed in Item 16(b). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                             /s/ Ernst & Young LLP

San Jose, California
January 20, 1998